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Techniclone Corporation Announces $20 Million Financing; Techniclone Secures
Equity-Based Line of Credit

Business Editors

        TUSTIN, Calif. - (BUSINESS WIRE) -- June 16, 1998 -- Techniclone Corp. (Nasdaq:TCLN) announced today that it has secured access to $20,000,000 under an equity-based line of credit with two institutional investors.

        The equity line of credit provides for immediate funding of $3,500,000 in exchange for the sale of the company's common stock at current market value (subject to certain adjustments as defined in the transaction agreements). The company is not required to utilize any funds beyond the initial $3,500,000 funding.

        The remainder of the commitment will be available for use through June 2001, with the decision to sell additional common stock and the timing of such sales being solely at the company's discretion, subject to certain conditions including registration of the shares. Future stock issuances under the line of credit will be priced at 15 percent discount to the then current market price.

        "We are very pleased to have secured this financing. This is an important strategic funding for the company as we continue our proactive clinical trial programs. Additionally, it strengthens our financial position in our pursuit of licensing partners for our broad base of platform technologies," stated Larry Bymaster, president and chief executive officer.

        "This is a significant milestone in our long-term financing and strategic objectives, with the added advantage of gaining a well regarded institutional investor with expertise in the biotechnology market. This type of financing allows the company the opportunity to take advantage of potentially favorable market conditions and gives the company control as to the timing and amount of future draw downs," Elizabeth Gorbett-Frost, chief financial officer, concluded.

        Techniclone Corporation is a biotechnology company focused on the research, development and commercialization of novel cancer therapeutics in two principal areas: 1) direct tumor targeting agents for the treatment of refractory malignant lymphoma and 2) collateral targeting agents for the treatment of solid tumors. Oncolym(R), the Company's most advanced drug development candidate, is an investigational radiolabeled murine monoclonal antibody being studied in a Phase II/III trial for the treatment of intermediate
- and high-grade relapsed or refractory B-cell non-Hodgkins lymphoma. Additionally, the Company is conducting a Phase I study of its Tumor Narcosis Therapy (TNT) for the treatment of malignant glioma (brain cancer). The Company is also developing additional product candidates from the following collateral targeting agents for solid tumor therapy: Vascular Targeting Agents (VTAs) and Vasopermeation Enhancement (VEAs). Techniclone Corporation intends to commercialize these products through the establishment of strategic corporate collaborations.

        This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ from the Company's expectations as a result of risk factors discussed in Techniclone's reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, the report on Form 10-Q/A for the quarter ended January 31, 1998 and the Company's report on Form 10 K/A for the year ended April 30, 1997.